NUMBER

102

SHARES

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE " ACT") AND ARE RESTRICTED SECURITIES AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT, AND REQUIRE WRITTEN RELEASE FROM EITHER ISSUING COMPANY OR THEIR ATTORNEY PRIOR TO LEGEND REMOVAL.

See Reverse for Certain Definitions

EDGEWATER FOODS INTERNATIONAL, INC.

INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

PAR VALUE $0.001

SERIES B PREFERRED

This is to Certify that ______________________ is the owner of

______________________ *fully paid and non-assessable shares of the above Corporation transferable only on the books of the Corporation by the holder thereof in person or by a duly authorized Attorney upon surrender of this Certificate properly endorsed.*

Witness, *the seal of the Corporation and the Signatures of its duly authorized officers.*

Dated January 16, 2007

SECRETARY

CORPORATE SEAL EDGEWATER FOODS INTERNATIONAL, INC.

PRESIDENT